U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

                    BioVenture Partners Limited Partnership
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(Last)                              (First)                             (Middle)

4 Milk Street
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                                    (Street)

Portland                                ME                            04101
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

   Meridian Medical Technologies, Inc.
   MTEC
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year
                                   April 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ] Director

[X] 10% Owner

[ ] Officer (give title below)

[ ] Other (specify below)

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7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person

[ ] Form filed by More Than One Reporting Person
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*If the form is filed by more than one person, see Instruction 4(b)(v)
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          3/08/01        X(1)            58         A      $8.33                    D
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Common Stock                          3/08/01        S(1)            40         D      $12.375  826             D
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Common Stock                          3/08/01        X(1)            120        A      $8.33                    I         (2)
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Common Stock                          3/08/01        S(1)            81         D      $12.375                  I         (2)
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Common Stock                          3/08/01        X(1)            769        A      $8.33                    I         (2)
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Common Stock                          3/08/01        S(1)            518        D      $12.375                  I         (2)
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Common Stock                          3/08/01        X(1)            120        A      $8.33                    I         (2)
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Common Stock                          3/O8/01        S(1)            81         D      $12.375                  I         (2)
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Common Stock                          3/29/01        S               14         D      $9,5336                  I         (2)
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Common Stock                          3/30/01        S               65         D      $9.0749                  I         (2)
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Common Stock                          4/02/01        S               1          D      $9.00         2,574      I         (2)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Warrants to         $8.33    3/08/01  X(1)            D      2/28/97  3/14/01  Common    58               164       D
Purchase Common                                                                Stock
Stock
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Warrants to         $8.33    3/08/01  X(1)            D      2/28/97  3/14/01  Common    120                        I        (2)
Purchase Common                                                                Stock
Stock
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Warrants to         $8.33    3/08/01  X(1)            D      2/28/97  3/14/01  Common    769                        I        (2)
Purchase Common                                                                Stock
Stock
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Warrants to         $8.33    3/08/01  X(1)            D      2/28/97  3/14/01  Common    120              604       I        (2)
Purchase Common                                                                Stock
Stock
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

Explanation of Responses:

(1) Transaction relates to the cashless exercise of warrants to purchase common stock by the reporting person or by an affiliate of the reporting person.
(2) As General Partner and 1% owner of Commonwealth BioVentures IV Limited Partnership and Commonwealth BioVentures V Limited Partnership.

      BioVenture Partners Limited Partnership
 By:  Commonwealth BioVentures, Inc, its
      general partner
 By:  /s/ Robert G. Foster,  President                          5/10/2001
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.